Exhibit 99.1

Contact: Peter G. Wiese, EVP & CFO, (530) 898-0300
For Immediate Release

TRICO BANCSHARES INCREASES QUARTERLY CASH DIVIDEND
REFLECTIVE OF GROWTH EXPECTATIONS

CHICO, CA – (August 25, 2025) – The Board of Directors of TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, declared a quarterly cash dividend of $0.36 (thirty-six cents) per share on its common stock, no par value, on August 21, 2025, representing an increase of $0.03 or 9.1% from the prior quarter and the 144th consecutive quarterly cash dividend paid to shareholders. Over the past fifteen years, the Company has increased its quarterly cash dividend on ten occasions representing a cumulative change from $0.09 to $0.36, a multiple of four times. This dividend increase reflects management's confidence in the Company's outlook for growth in earning assets and earnings per share. The dividend is payable on September 19, 2025, to holders of record on September 5, 2025.

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, with assets of nearly $10 billion and 50 years of financial stability. Tri Counties Bank is dedicated to providing exceptional service for individuals and businesses throughout California with a unique brand of customer focused Service with Solutions®. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.